Exhibit 99.1

FOR IMMEDIATE RELEASE

July 13, 2006

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Second Quarter Earnings

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 119-year-old IBERIABANK (http://www.iberiabank.com), announced earnings of $8.9 million for the quarter ended June 30, 2006, a 9% increase over the same period in 2005, and fully diluted earnings per share (“EPS”) of $0.89 for the second quarter of 2006, an 8% increase over the same quarter of 2005. The reported EPS for the second quarter of 2006 of $0.89 exceeded the consensus analyst estimate by $0.04 per share.

Highlights For The Quarter Ended June 30, 2006

•	Average deposits increased $76 million, or 3%, between the first and second quarters of 2006 (“linked quarter basis”). Similarly, period-end deposits climbed $43 million, or 2%, between March 31, 2006 and June 30, 2006. Period-end deposits increased $344 million, or 17% over a one year time frame, including an $84 million, or 32%, increase in noninterest bearing deposits.

•	Average loans increased $58 million, or 3%, on a linked quarter basis. Similarly, period-end loans climbed $77 million, or 4%, between March 31, 2006 and June 30, 2006. As loan growth exceeded deposit growth during the quarter, the Company’s excess liquidity position declined. Over the last year, period end loans increased $203 million, or 11%.

•	Asset quality and coverage statistics continue to remain outstanding. Annualized net charge-offs equated to 0.02% of average loans in each of the first and second quarters in 2006. During the quarter just completed, the Company determined a significant portion of the reserve for loan losses taken in the third quarter of 2005 associated with Hurricane Rita was no longer appropriate. As a result of this determination and continued exceptional asset quality of the loan portfolio not affected by the hurricanes the Company recorded a $1.9 million negative loan loss provision in the second quarter of 2006.

•	At the end of the second quarter of 2006, the Company sold $42 million in investment securities and recorded a $1.4 million loss on the sale of the securities. The investment securities sold had a weighted average yield of 3.88%. Subsequent to this sale, investment securities with approximately similar durations were purchased yielding an average of 5.53%.

•	The Company opened a new full service branch office during the second quarter of 2006, in LaPlace, Louisiana. The Company opened two new offices in late 2005 and four offices in the first half of 2006, or a total of six new offices opened under the Company’s branch expansion initiative. The estimated net after-tax cost of the branch expansion initiative was $0.05 per share in the second quarter of 2006.

Total assets climbed to $3.0 billion, deposits were $2.4 billion and loans exceeded $2.0 billion at June 30, 2006, for increases of 2%, 2%, and 4%, respectively, compared to March 31, 2006. The Company continued to experience strong deposit growth for the fourth consecutive quarter. Deposit growth during the second quarter of 2006 was concentrated primarily in the Shreveport and Baton Rouge markets.

Total loan growth increased $77 million, or 4%, compared to March 31, 2006. During the period, commercial loans climbed $44 million, or 5%, residential mortgage loans increased $18 million, or 4%, and construction loans grew $6 million, or 24%. Construction loans accounted for less than 2% of total loans and only 13% of total regulatory capital at June 30, 2006. Consumer loans increased $9 million, or 2% during the second quarter.

The tax-equivalent net interest margin declined nine basis points on a linked quarter basis, after decreasing four basis points in the first quarter of 2006. The average yield on earning assets was 5.95% in the second quarter of 2006, a 9 basis point increase on a linked quarter basis. Similarly, the cost of interest bearing liabilities was 2.91%, an increase of 20 basis points. Average noninterest bearing deposits declined $5 million on a linked quarter basis, following $2 million in the first quarter of 2006 and $48 million increase in the fourth quarter of 2005. Increased deposit rate competition was believed to be the primary source of the increase in cost of funds and the nine basis point decline in the margin in the second quarter.

Tax-equivalent net interest income improved $0.3 million, or 1%, on a linked quarter basis. The improvement in net interest income was primarily the result of average earning asset growth of $90 million, or 3%, on a linked quarter basis.

Recruiting And Branch Expansion Initiative Update

The Company reported continued success in recruiting exceptional banking talent. Since June 1, 2005, the Company recruited 40 strategic hires from various regional banking organizations. Revenues associated with this expanded staff are anticipated to materialize in 2006 and beyond. As a result, the financial impact associated with the recruits will likely soften over time as these recruits build their loan and deposit portfolios. The Company believes it has developed a strong loan origination pipeline and continues to attract high quality talent.

Daryl G. Byrd, President and Chief Executive Officer of the Company noted, “We remain keenly focused on recruiting exceptional talent, expanding our distribution system, and gaining high quality clients. I am pleased to report we continue to experience progress on all three fronts.” Byrd continued, “The client and employee disruption associated with large bank mergers in our markets continues to provide our Company with unique opportunities. In addition, the resettlement and long rebuilding process in New Orleans provide us an opportunity to assist our existing client base and prospective clients.”

On September 16, 2005, the Company announced an ambitious branch expansion initiative to purchase land, deploy modular facilities, purchase and install equipment, and staff and train associates for 12 new modular branch units in communities in South Louisiana. A modular banking facility was opened in April 2006 in LaPlace. Five out of six recently opened offices are modular facilities, which are full service and staffed similar to traditional “brick and mortar” facilities. Two modular facilities are currently under construction in Slidell and Prairieville, a suburb of Baton Rouge, with anticipated completion in the next few weeks. Four traditional “brick and mortar” facilities are under construction in Covington, Lafayette, Baton Rouge and Monroe. The Company has also purchased, or has contracts to purchase, land in Shreveport, Metairie, and the Baton Rouge area. The net cost of the branch expansion on EPS was $0.01 in the fourth quarter of 2005, $0.03 in the first quarter, and $0.05 in the second quarter 2006.

To date, the Company has not experienced difficulties in recruiting talent in association with the branch expansion initiative, despite significant labor shortages in selected areas. Many of the Company’s markets are experiencing the effects of favorable economic conditions enhanced by escalated energy prices and extensive rebuilding work associated with Hurricanes Katrina and Rita.

Expectations For 2006

On November 22, 2005, the Company stated its expectations for the full year 2006 EPS to be in the range of $3.54 to $3.64, excluding the cost of adoption of SFAS 123R regarding expensing stock option plans. The Company anticipates application of SFAS 123R will reduce annual earnings in 2006 by approximately $0.2 million on a pre-tax basis, or $0.02 per share on an after-tax basis.

The Company’s comfort range for 2006 EPS remains in the range of $3.54 to $3.64, excluding any changes in accounting treatment, such as the cost of adoption of SFAS 123R (or $3.52 to $3.62 including SFAS 123R). This comfort range includes the costs anticipated with the Company’s branch expansion initiative and strategic hires, and the impacts of Hurricanes Katrina and Rita. EPS in the third quarter of 2006 is expected to be negatively affected by approximately $0.06 per share, on an after-tax basis, as a result of the branch expansion initiative.

The EPS comfort ranges provided today are based on management’s current information, estimates and assumptions. One major assumption is a sustained flattening of the yield curve in 2006 as indicated in forward interest rate curves. Another major assumption is management’s projected deposit growth of approximately $300 million attributable to Hurricanes Katrina and Rita. Actual levels may be materially higher or lower than projected levels. The Company anticipates providing to the investment community annual EPS guidance for 2007 during the third quarter earnings conference call in October, 2006.

Additional Highlights For The Quarter Ended June 30, 2006

•	Net income in the second quarter of 2006 totaled $8.9 million, up 9% compared to one year ago and 10% on a linked quarter basis. Return on average assets (“ROA”) was 1.19% for the second quarter of 2006. Similarly, return on average equity (“ROE”) was 13.19%, and return on average tangible equity was 21.44%.

•	Nonperforming assets (“NPAs”) decreased $0.6 million, or 9%, between March 31, 2006 and June 30, 2006, and down 18% compared to one year ago. NPAs as a percentage of total assets were 0.20% at June 30, 2006, compared to 0.23% at March 31, 2006, and 0.27% one year ago. Coverage ratios of nonperforming loans and nonperforming assets at June 30, 2006 were 627% and 597%, respectively.

•	Average shareholders’ equity increased $1 million, or less than 1%, on a linked quarter basis. At June 30, 2006, the Company’s equity-to-assets ratio was 8.95%, compared to 9.18% at March 31, 2006, and 9.74% one year ago. Book value per share decreased $0.14 during the quarter to $27.56 at June 30, 2006.

•	Tier 1 leverage ratio was 7.46% at June 30, 2006, down slightly from 7.59% at March 31, 2006, and 7.61% one year ago. At June 30, 2006, the Company’s Tier 1 risk-based capital ratio was 10.20%, and the total risk-based capital ratio was 11.46%. The Company purchased 99,834 shares during the second quarter of 2006 under the repurchase program authorized on May 4, 2005, at an average cost of $59.22 per share. Approximately 17,000 shares remain authorized to be purchased under that program.

•	On June 20, 2006, the Company raised the quarterly cash dividend by $0.02 per share to $0.30 per share, an increase of 25% compared to the same quarter last year and a 70% increase over the last three years.

Investment Portfolio And Interest Rate Risk

Average investment portfolio volume increased $32 million on a linked quarter basis to $648 million. On a period-end basis, the investment portfolio declined from $669 million at March 31, 2006 to $620 million at June 30, 2006. The investment portfolio equated to 21% of total assets, down from 23% at March 31, 2006. During the second quarter of 2006, the Company experienced strong loan growth, resulting in a liquidation of short-term investments.

The Company’s investment portfolio lengthened slightly during the quarter. At June 30, 2006, the portfolio had a modified duration of 3.3 years compared to 3.1 years at March 31, 2006. The Company’s investment portfolio has very limited extension risk. Based on modeling at June 30, 2006, a parallel and instantaneous 300 basis point increase in interest rates would extend the portfolio by only 0.1 years. At current projected speeds, the portfolio is expected to generate approximately $61 million in cash flows over the last six months of 2006 and approximately $79 million in each of 2007 and 2008. The portfolio had an unrealized loss of $20.2 million at June 30, 2006, compared to $12.6 million at March 31, 2006. The book yield on the investment portfolio increased eight basis points on a linked quarter basis.

The Company regularly reviews the influence of interest rates on the Company’s profitability and earnings growth prospects. Asset/liability management modeling at June 30, 2006, indicated the Company’s interest rate risk position is fairly balanced. A 100 basis point instantaneous and parallel upward shift in interest rates would be estimated to increase net interest income over 12 months by approximately 0.5%. Similarly, a 100 basis point decrease in interest rates would be expected to increase net interest income by approximately 0.5%. A flattening yield curve, using the forward curve as a guide, would be expected to have an insignificant impact on net interest income compared to the base case scenario of no change in interest rates.

Asset Quality

A comprehensive review during the second quarter of 2006 of the Hurricane Rita impacted loan portfolio indicated a significant improvement in client exposure and risk. As a result, the Company incurred a $1.9 million negative provision during the second quarter of 2006 primarily associated with credits in the Hurricane Rita affected area. In October 2005, the Company announced a reserve allocation of $12.8 million for credits potentially impacted by Hurricane Katrina. The Company continues to monitor progress of clients affected by Hurricane Katrina. Given uncertainties in the New Orleans market, including open concerns about insurance, flood maps, how much of the City of New Orleans will be rebuilt, and the City’s vulnerability through this year’s hurricane season, no change was made in the reserve methodology for Hurricane Katrina-related credits.

Exclusive of hurricane-related issues, the Company’s asset quality continues to be exceptional. The ratio of net charge-offs to average loans was 0.02% in the second quarter equivalent to 0.02% in the first quarter of 2006, and 0.14% one year ago.

The Company believes that it uses a conservative definition of NPAs. The Company considers NPAs to include nonaccruing loans, accruing loans more than 90 days past due, foreclosed assets, and Other Real Estate Owned. NPAs amounted to $6.1 million at June 30, 2006, equal to 0.20% of total assets at June 30, 2006. The allowance for loan losses was 1.79% at June 30, 2006 compared to 1.97% at March 31, 2006. Loans past due 30 days or more (including nonaccruing loans) represented 0.55% of total loans, down compared to 0.64% at March 31, 2006. Various segments of the Company’s loan portfolio demonstrated exceptionally low levels of loans past due 30 days or more, including indirect automobile (0.76% of loans), consumer (0.91%), and commercial (0.19%).

Operating Results

Tax-equivalent net interest income increased $0.3 million, or 1%, on a linked quarter basis. The tax-equivalent net interest margin declined nine basis points, but average earning assets climbed $90 million, or 3%, on a linked quarter basis. Average loan growth of $58 million accounted for two-thirds of the growth in average earning assets during the quarter.

Noninterest income in the second quarter of 2006 declined $1.0 million, or 16%, on a linked quarter basis. In the first quarter of 2006, asset sale gains totaled less than $0.1 million. In the second quarter of 2006 the Company recorded the previously mentioned $1.4 million loss on the sale of investment securities. On a linked quarter basis in the second quarter of 2006, service charges on deposit accounts increased $0.2 million, or 8%.

Residential mortgage loan sale gains remained steady on a linked quarter basis at $0.4 million. The volume of mortgage loan originations totaled $70 million in the second quarter of 2006, compared to $49 million in the first quarter of 2006 and $52 million in the fourth quarter of 2005. The pipeline of mortgage loans in process at June 30, 2006 and March 31, 2006 was $84 million compared to $56 million at year-end 2005. During the second quarter of 2006, the Company sold into the secondary market $2 million in residential mortgage loans recently released from construction that were held in the loan portfolio. These loan sales were part of the Company’s stated plan to sell into the secondary market recently originated, mortgage production, including permanent mortgage loans coming out of construction. Unlike many competitors, the Company does not originate and portfolio exotic retail mortgage products, such as negative amortization and option ARMs.

Noninterest expenses increased $0.3 million, or 2% on a linked quarter basis. Salaries and benefit costs declined $0.1 million, or 1% on a linked quarter basis. No significant hurricane-related costs were incurred during the first or second quarters of 2006.

Based on a closing stock price of $57.35 per share on July 13, 2006, the Company’s common stock traded at a price-to-earnings ratio of 16.2 times current consensus analyst estimates of $3.55 per fully diluted EPS for 2006 and 13.9 times the average analyst 2007 estimate of $4.12. This price also equates to 2.08 times June 30, 2006 book value per share of $27.56. On June 20, 2006, the Company increased the quarterly cash dividend to $0.30 per share, payable to shareholders of record as of June 30, 2006. This dividend level equated to an annualized dividend rate of $1.20 per share and an indicated dividend yield of 2.09%.

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Friday, July 14, 2006, beginning at 8:00 a.m. Central Time by dialing 1-877-209-0397. The confirmation code for the call is 833322. A replay of the call will be available until midnight Central Time on July 21, 2006 by dialing 1-800-475-6701. The confirmation code for the replay is 833322.

IBERIABANK Corporation is one of the oldest financial institutions with continuous operations in the State of Louisiana and the second largest Louisiana-based bank holding company. The Company operates 49 offices located in New Orleans, Baton Rouge, Shreveport, Northeast Louisiana, LaPlace, Houma, and the Acadiana and Northshore regions of Louisiana. The Company’s common stock trades on NASDAQ under the symbol “IBKC” and the Company’s market capitalization is approximately $560 million.

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov , and the Company’s website, www.iberiabank.com.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended June 30,			For The Quarter Ended March 31,
	2006	2005	% Change	2006	% Change
Income Data (in thousands):
Net Interest Income	$22,755	$21,275	7%	$22,420	1%
Net Interest Income (TE) (1)	23,587	22,080	7%	23,279	1%
Net Income	8,855	8,128	9%	8,046	10%

Per Share Data:
Net Income - Basic	$0.95	$0.88	8%	$0.87	9%
Net Income - Diluted	0.89	0.82	8%	0.81	9%

Book Value	27.56	28.00	(2)%	27.70	(0)%
Tangible Book Value (2)	17.22	17.23	(0)%	17.35	(1)%
Cash Dividends	0.30	0.24	25%	0.28	7%

Number of Shares Outstanding:
Basic Shares (Average)	9,354,218	9,233,918	1%	9,292,156	1%
Diluted Shares (Average)	9,939,973	9,860,666	1%	9,884,303	1%
Book Value Shares (Period End) (3)	9,664,358	9,422,454	3%	9,692,824	(0)%

Key Ratios: (4)
Return on Average Assets	1.19%	1.20%		1.13%
Return on Average Equity	13.19%	12.22%		12.17%
Return on Average Tangible Equity (2)	21.44%	20.26%		19.92%
Net Interest Margin (TE) (1)	3.44%	3.54%		3.53%
Efficiency Ratio	62.3%	57.3%		59.7%
Tangible Efficiency Ratio (TE) (1) (2)	59.0%	54.1%		56.4%
Average Loans to Average Deposits	84.3%	90.4%		84.6%
Nonperforming Assets to Total Assets (5)	0.20%	0.27%		0.23%
Allowance for Loan Losses to Loans	1.79%	1.37%		1.97%
Net Charge-offs to Average Loans	0.02%	0.14%		0.02%
Average Equity to Average Total Assets	9.06%	9.80%		9.28%
Tier 1 Leverage Ratio	7.46%	7.61%		7.59%
Dividend Payout Ratio	32.7%	27.8%		33.7%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	Shares used for book value purposes exclude shares held in treasury and unreleased shares held by the Employee Stock Ownership Plan at the end of the period.
(4)	All ratios are calculated on an annualized basis for the period indicated.
(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (End of Period)

	June 30,			March 31, 2006	December 31, 2005
	2006	2005	% Change
ASSETS
Cash and Due From Banks	$63,295	$48,527	30.4%	$50,981	$66,697
Interest-bearing Deposits in Banks	15,550	13,615	14.2%	19,012	60,103

Total Cash and Equivalents	78,845	62,142	26.9%	69,993	126,800
Investment Securities Available for Sale	595,313	548,972	8.4%	640,445	543,495
Investment Securities Held to Maturity	24,542	31,226	(21.4)%	28,479	29,087

Total Investment Securities	619,855	580,198	6.8%	668,924	572,582
Mortgage Loans Held for Sale	13,459	16,546	(18.7)%	13,057	10,515
Loans, Net of Unearned Income	2,033,136	1,830,070	11.1%	1,955,961	1,918,516
Allowance for Loan Losses	(36,419)	(25,102)	45.1%	(38,438)	(38,082)

Loans, net	1,996,717	1,804,968	10.6%	1,917,523	1,880,434
Premises and Equipment	64,511	47,548	35.7%	57,961	55,010
Goodwill and Acquisition Intangibles	100,003	101,436	(1.4)%	100,286	100,576
Mortgage Servicing Rights	65	133	(50.8)%	80	96
Other Assets	104,154	95,735	8.8%	98,529	106,579

Total Assets	$2,977,609	$2,708,706	9.9%	$2,926,353	$2,852,592

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$348,796	$264,439	31.9%	$330,264	$350,065
Interest-bearing Deposits	2,020,098	1,760,201	14.8%	1,995,794	1,892,891

Total Deposits	2,368,894	2,024,640	17.0%	2,326,058	2,242,956
Short-term Borrowings	745	119,500	(99.4)%	745	745
Securities Sold Under Agreements to Repurchase	82,033	41,850	96.0%	68,274	68,104
Long-term Debt	243,133	243,652	(0.2)%	243,962	250,212
Other Liabilities	16,422	15,256	7.6%	18,818	27,006

Total Liabilities	2,711,227	2,444,898	10.9%	2,657,857	2,589,023
Total Shareholders’ Equity	266,382	263,808	1.0%	268,496	263,569

Total Liabilities and Shareholders’ Equity	$2,977,609	$2,708,706	9.9%	$2,926,353	$2,852,592

INCOME STATEMENT

	For The Three Months Ended June 30,			For The Six Months Ended June 30,
	2006	2005	% Change	2006	2005	% Change
Interest Income	$39,893	$33,539	18.9%	$77,380	$64,993	19.1%
Interest Expense	17,138	12,264	39.7%	32,205	23,170	39.0%

Net Interest Income	22,755	21,275	7.0%	45,175	41,823	8.0%
Provision for Loan Losses	(1,902)	630	(401.9)%	(1,467)	1,280	(214.6)%

Net Interest Income After Provision for Loan Losses	24,657	20,645	19.4%	46,642	40,543	15.0%
Service Charges	3,242	3,684	(12.0)%	6,244	6,824	(8.5)%
ATM / Debit Card Fee Income	859	692	24.1%	1,659	1,300	27.6%
BOLI Cash Surrender Value Income	515	505	2.1%	1,024	961	6.5%
Gain on Sale of Loans, net	393	549	(28.4)%	786	1,107	(29.0)%
Other Gains (Losses)	(1,407)	182	(874.5)%	(1,361)	223	(709.6)%
Other Noninterest Income	1,656	1,133	46.1%	3,173	2,412	31.6%

Total Noninterest Income	5,258	6,745	(22.0)%	11,525	12,827	(10.2)%
Salaries and Employee Benefits	9,440	8,233	14.7%	19,011	16,472	15.4%
Occupancy and Equipment	2,291	2,034	12.6%	4,631	3,923	18.1%
Amortization of Acquisition Intangibles	283	316	(10.6)%	573	601	(4.6)%
Other Noninterest Expense	5,448	5,464	(0.3)%	10,362	10,727	(3.4)%

Total Noninterest Expense	17,462	16,047	8.8%	34,577	31,723	9.0%
Income Before Income Taxes	12,453	11,343	9.8%	23,590	21,647	9.0%
Income Taxes	3,598	3,215	11.9%	6,689	6,219	7.6%

Net Income	$8,855	$8,128	8.9%	$16,901	$15,428	9.5%

Earnings Per Share, diluted	$0.89	$0.82	8.1%	$1.71	$1.58	8.0%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (Average)

	For The Quarter Ended
	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005
ASSETS
Cash and Due From Banks	$53,353	$59,721	$60,488	$53,087	$47,302
Interest-bearing Deposits in Banks	44,704	53,684	29,371	25,384	16,326
Investment Securities	648,391	616,041	560,583	568,356	590,950
Mortgage Loans Held for Sale	11,691	9,566	12,987	15,621	12,436
Loans, Net of Unearned Income	1,989,875	1,931,788	1,895,970	1,854,951	1,836,362
Allowance for Loan Losses	(38,581)	(38,214)	(38,070)	(25,184)	(25,104)
Other Assets	263,180	254,909	256,076	246,143	245,432

Total Assets	$2,972,613	$2,887,495	$2,777,405	$2,738,358	$2,723,704

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$331,272	$336,616	$334,840	$286,959	$267,004
Interest-bearing Deposits	2,029,683	1,947,889	1,831,262	1,778,336	1,763,875

Total Deposits	2,360,955	2,284,505	2,166,102	2,065,295	2,030,879
Short-term Borrowings	3,399	751	16,913	86,902	120,138
Securities Sold Under Agreements to Repurchase	76,440	66,371	59,654	46,786	51,805
Long-term Debt	243,462	247,235	255,047	258,090	240,637
Other Liabilities	19,117	20,543	18,624	14,693	13,430

Total Liabilities	2,703,373	2,619,405	2,516,340	2,471,766	2,456,889
Total Shareholders’ Equity	269,240	268,090	261,065	266,592	266,815

Total Liabilities and Shareholders’ Equity	$2,972,613	$2,887,495	$2,777,405	$2,738,358	$2,723,704

INCOME STATEMENT

	2006		2005
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Interest Income	$39,893	$37,488	$35,735	$34,520	$33,539
Interest Expense	17,138	15,068	13,802	13,478	12,264

Net Interest Income	22,755	22,420	21,933	21,042	21,275
Provision for Loan Losses	(1,902)	435	625	15,164	630

Net Interest Income After Provision for Loan Losses	24,657	21,985	21,308	5,878	20,645
Total Noninterest Income	5,258	6,266	6,674	6,640	6,745
Total Noninterest Expense	17,462	17,114	16,943	15,773	16,047

Income (Loss) Before Income Taxes	12,453	11,137	11,039	(3,255)	11,343
Income Taxes	3,598	3,091	3,126	(1,914)	3,215

Net Income (Loss)	$8,855	$8,046	$7,913	$(1,341)	$8,128

Earnings (Loss) Per Share, basic	$0.95	$0.87	$0.86	$(0.15)	$0.88

Earnings (Loss) Per Share, diluted	$0.89	$0.81	$0.80	$(0.15)	$0.82

Book Value Per Share	$27.56	$27.70	$27.60	$27.26	$28.00

Return on Average Assets	1.19%	1.13%	1.13%	(0.19)%	1.20%
Return on Average Equity	13.19%	12.17%	12.03%	(2.00)%	12.22%
Return on Average Tangible Equity	21.44%	19.92%	20.07%	(2.74)%	20.26%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE

	June 30,			March 31, 2006	December 31, 2005
	2006	2005	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$451,476	$407,726	10.7%	$433,260	$430,111
Construction	31,586	27,329	15.6%	25,574	30,611

Total Residential Mortgage Loans	483,062	435,055	11.0%	458,834	460,722
Commercial Loans:
Real Estate	620,760	516,377	20.2%	580,128	545,868
Business	396,885	332,603	19.3%	393,293	376,966

Total Commercial Loans	1,017,645	848,980	19.9%	973,421	922,834
Consumer Loans:
Indirect Automobile	227,406	229,910	(1.1)%	227,742	229,646
Home Equity	228,955	239,770	(4.5)%	224,417	230,363
Automobile	23,093	23,711	(2.6)%	22,668	23,372
Credit Card Loans	7,842	8,123	(3.5)%	7,705	8,433
Other	45,133	44,521	1.4%	41,174	43,146

Total Consumer Loans	532,429	546,035	(2.5)%	523,706	534,960

Total Loans Receivable	2,033,136	1,830,070	11.1%	1,955,961	1,918,516

Allowance for Loan Losses	(36,419)	(25,102)		(38,438)	(38,082)

Loans Receivable, Net	$1,996,717	$1,804,968		$1,917,523	$1,880,434

ASSET QUALITY DATA

	June 30,			March 31, 2006	December 31, 2005
	2006	2005	% Change
Nonaccrual Loans	$4,340	$6,558	(33.8)%	$4,596	$4,773
Foreclosed Assets	14	60	(76.9)%	95	54
Other Real Estate Owned	273	240	13.8%	128	203
Accruing Loans More Than 90 Days Past Due	1,469	540	172.2%	1,878	1,003

Total Nonperforming Assets (1)	$6,096	$7,398	(17.6)%	$6,697	$6,033

Nonperforming Assets to Total Assets (1)	0.20%	0.27%	(25.0)%	0.23%	0.21%
Nonperforming Assets to Total Loans + OREO (1)	0.30%	0.40%	(25.8)%	0.34%	0.31%
Allowance for Loan Losses to Nonperforming Loans (1)	627.0%	353.6%	77.3%	593.8%	659.3%
Allowance for Loan Losses to Nonperforming Assets (1)	597.4%	339.3%	76.1%	573.9%	631.3%
Allowance for Loan Losses to Total Loans	1.79%	1.37%	30.6%	1.97%	1.98%
Year to Date Charge-offs	$1,487	$2,036	(27.0)%	$716	$5,541
Year to Date Recoveries	$1,291	$849	52.1%	$637	$1,895

(1)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

DEPOSITS

	June 30,			March 31, 2006	December 31, 2005
	2006	2005	% Change
Noninterest-bearing Demand Accounts	$348,796	$264,439	31.9%	$330,264	$350,065
NOW Accounts	628,335	546,859	14.9%	637,408	575,379
Savings and Money Market Accounts	584,396	483,057	21.0%	573,490	554,731
Certificates of Deposit	807,367	730,285	10.6%	784,896	762,781

Total Deposits	$2,368,894	$2,024,640	17.0%	$2,326,058	$2,242,956

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	June 30, 2006		June 30, 2005
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$472,601	5.49%	$432,901	5.32%
Commercial Loans (TE) (1)	988,018	6.47%	863,027	5.66%
Consumer and Other Loans	529,256	7.11%	540,434	6.75%

Total Loans	1,989,875	6.41%	1,836,362	5.90%
Mortgage Loans Held for Sale	11,691	6.15%	12,436	5.51%
Investment Securities (TE) (1)(2)	659,552	4.67%	592,947	4.43%
Other Earning Assets	64,863	5.00%	43,509	3.58%

Total Earning Assets	2,725,981	5.95%	2,485,254	5.51%
Allowance for Loan Losses	(38,581)		(25,104)
Nonearning Assets	285,213		263,554

Total Assets	$2,972,613		$2,723,704

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$637,921	2.43%	$559,752	1.57%
Savings and Money Market Accounts	593,040	1.85%	472,989	1.20%
Certificates of Deposit	798,722	3.67%	731,134	2.79%

Total Interest-bearing Deposits	2,029,683	2.75%	1,763,875	1.97%
Short-term Borrowings	79,839	2.35%	171,943	2.42%
Long-term Debt	243,462	4.47%	240,637	4.16%

Total Interest-bearing Liabilities	2,352,984	2.91%	2,176,455	2.25%
Noninterest-bearing Demand Deposits	331,272		267,004
Noninterest-bearing Liabilities	19,117		13,430

Total Liabilities	2,703,373		2,456,889
Shareholders’ Equity	269,240		266,815

Total Liabilities and Shareholders’ Equity	$2,972,613		$2,723,704

Net Interest Spread	$22,755	3.04%	$21,275	3.26%
Tax-equivalent Benefit	832	0.12%	805	0.13%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$23,587	3.44%	$22,080	3.54%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Six Months Ended
	June 30, 2006		June 30, 2005
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$466,972	5.46%	$428,447	5.33%
Commercial Loans (TE) (1)	964,656	6.39%	843,998	5.55%
Consumer and Other Loans	529,364	7.07%	531,659	6.71%

Total Loans	1,960,992	6.35%	1,804,104	5.84%
Mortgage Loans Held for Sale	10,634	6.26%	11,404	5.22%
Investment Securities (TE) (1)(2)	639,937	4.63%	581,311	4.43%
Other Earning Assets	69,615	4.72%	46,073	3.31%

Total Earning Assets	2,681,178	5.90%	2,442,892	5.45%
Allowance for Loan Losses	(38,399)		(24,128)
Nonearning Assets	287,510		256,805

Total Assets	$2,930,289		$2,675,569

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$624,826	2.29%	$567,564	1.52%
Savings and Money Market Accounts	577,305	1.75%	447,688	1.07%
Certificates of Deposit	786,881	3.55%	713,741	2.70%

Total Interest-bearing Deposits	1,989,012	2.63%	1,728,993	1.89%
Short-term Borrowings	73,516	2.13%	181,703	2.24%
Long-term Debt	245,338	4.41%	234,370	4.17%

Total Interest-bearing Liabilities	2,307,866	2.81%	2,145,066	2.17%
Noninterest-bearing Demand Deposits	333,929		255,436
Noninterest-bearing Liabilities	19,826		15,673

Total Liabilities	2,661,621		2,416,175
Shareholders’ Equity	268,668		259,394

Total Liabilities and Shareholders’ Equity	$2,930,289		$2,675,569

Net Interest Spread	$45,175	3.09%	$41,823	3.28%
Tax-equivalent Benefit	1,691	0.13%	1,592	0.13%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$46,866	3.48%	$43,415	3.55%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands)

	For The Three Months Ended
	6/30/2006	3/31/2006	6/30/2005
Net Interest Income	$22,755	$22,420	$21,275
Effect of Tax Benefit on Interest Income	832	859	805

Net Interest Income (TE) (1)	23,587	23,279	22,080

Noninterest Income	5,258	6,266	6,745
Effect of Tax Benefit on Noninterest Income	277	274	272

Noninterest Income (TE) (1)	5,535	6,540	7,017

Total Revenues (TE) (1)	$29,122	$29,819	$29,097

Total Noninterest Expense	$17,462	$17,114	$16,047
Less Intangible Amortization Expense	(283)	(290)	(316)

Tangible Operating Expense (2)	$17,179	$16,824	$15,731

Return on Average Equity	13.19%	12.17%	12.22%
Effect of Intangibles (2)	8.25%	7.75%	8.04%

Return on Average Tangible Equity (2)	21.44%	19.92%	20.26%

Efficiency Ratio	62.3%	59.7%	57.3%
Effect of Tax Benefit Related to Tax Exempt Income	(2.3)%	(2.3)%	(2.1)%

Efficiency Ratio (TE) (1)	60.0%	57.4%	55.2%
Effect of Amortization of Intangibles	(1.0)%	(1.0)%	(1.1)%

Tangible Efficiency Ratio (TE) (1) (2)	59.0%	56.4%	54.1%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.